UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ACORN ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Acorn Energy Shareholders,

You should have received a proxy request to increased Acorn’s authorized shares from 30 million shares to 42 million shares.  Please vote your shares in favor today.  We are currently one million votes short of the required 50% majority we need to pass the resolution.

You may recall that in August 2015 we entered into a loan agreement with Leap Tide Capital III to borrow $2 million.  That loan bore a 10% cash interest rate and there was also an equity kicker.  Leap Tide received 850,000 shares for making the loan and vested rights to 179,000 shares for each month the loan was outstanding.  Leap Tide agreed to make the loan even though we lacked the authorized shares to pay the full amount of shares under the vested rights.  Failure to approve the share increase will result in a penalty where Leap Tide can put the vested share rights back to the company at $.40 per share.  This would be ruinous to the value of your investment in Acorn.

We need your help to approve the increase in the authorized shares so we avoid penalty.  While I am no longer the CEO of Acorn, I remain the largest shareholder.  I believe our interests are aligned to approve this share increase.  We are very close.  Please contact Acorn Energy’s new CEO Jan Loeb at jloeb@acornenergy.com if you need any help voting your shares.

John Moore